UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

September 11, 2013

CUBIST PHARMACEUTICALS, INC.

(Exact name of registrant as specified in charter)

Delaware	0-21379	22-3192085
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

65 Hayden Avenue, Lexington, Massachusetts 02421

(Address of Principal Executive Offices, including Zip Code)

(781) 860-8660

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

In connection with the acquisition by Cubist Pharmaceuticals, Inc. (“Parent”) of Trius Therapeutics, Inc. (“Trius”) pursuant to the merger described in Item 2.01 below, on September 11, 2013, Parent entered into a Contingent Value Rights Agreement (the “CVR Agreement”) with Broadridge Corporate Issuer Solutions, Inc., as rights agent. The terms of the CVR Agreement call for potential cash payments up to a maximum of $2.00 per contingent value right (“CVR”). Each CVR will entitle its holder to a payment of $1.00 if net sales of certain products in 2016 are greater than $125 million, plus an additional $0.10 for each $1 million of net sales of certain products in 2016 that are in excess of $125 million and equal to or less than $135 million.

References to, and descriptions of, the CVR Agreement as set forth herein are not intended to be complete and are qualified in their entirety by the full text of the agreement which is attached to this report as Exhibit 10.1, and is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets

On July 30, 2013, Parent entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Trius, and BRGO Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”). Pursuant to the Merger Agreement, upon the terms and subject to the conditions thereof, Purchaser commenced a tender offer (the “Offer”) on August 13, 2013 to acquire all of the outstanding shares of common stock of Trius at a purchase price of $13.50 per share in cash (the “Closing Amount”) plus one non-transferrable CVR per share, which represents the right to receive up to $2.00 if specified sales milestones are achieved within an agreed upon time period (collectively, the Closing Amount and one CVR, the “Consideration”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 13, 2013, and the related Letter of Transmittal, each as amended or supplemented from time to time.

On September 11, 2013, Parent announced the completion of the Offer. The initial offering period of the Offer expired at 9:00 a.m. Eastern time on September 11, 2013. According to Computershare Trust Company, N.A., the depositary for the Offer, as of 9:00 a.m. Eastern time on September 11, 2013, a total of 31,716,214 shares of Trius common stock was validly tendered and not withdrawn in the Offer, which represented approximately 65% of all issued and outstanding shares of Trius common stock.  Purchaser has accepted for payment all shares of Trius common stock that were validly tendered and not withdrawn.

On September 11, 2013, pursuant to the terms of the Merger Agreement, Purchaser exercised its top-up option, provided for in Section 1.5 of the Merger Agreement, to purchase directly from Trius an additional number of shares of Trius common stock sufficient to give Purchaser ownership of at least 90% of the then outstanding shares of each class of capital stock of Trius entitled to vote on the transaction, when combined with the shares Purchaser purchased in the Offer. Pursuant to the exercise of this top-up option, Purchaser purchased directly from Trius a total of 121,334,448 newly issued shares of Trius common stock (the “Top-Up Shares”) at a price of $13.68 per share in consideration for a combination of cash and a promissory note issued to Trius in the aggregate amount of $1,659,855,249. Following the purchase of the Top-Up Shares, on September 11, 2013, Purchaser effected a short-form merger (the “Merger”) of Purchaser with and into Trius under Delaware law, without the need for a meeting of Trius’ stockholders, with Trius surviving as a wholly-owned subsidiary of Parent. At the effective time of the Merger, each issued and outstanding share of Trius common stock that was not tendered pursuant to the Offer was cancelled and converted into the right to receive the Consideration (other than shares of Trius common stock that are held by Parent or Purchaser, by Trius as treasury stock, or by stockholders, if any, who properly exercise appraisal rights under Delaware law).

Parent provided sufficient funds to Purchaser to acquire all of the outstanding shares of Trius common stock. The aggregate consideration, in the Offer and the Merger, for all of the outstanding shares of common stock of Trius is approximately $658 million in upfront cash payments (such payments to be paid out of current unrestricted funds of Parent) and 48,721,843 CVRs, which represent the right to receive up to a maximum aggregate amount of $97,443,686 if specified sales milestones are achieved within an agreed upon time period.

Item 9.01 Financial Statements and Exhibits.

(a)         Financial Statements of Business Acquired

The financial statements required by this Item 9.01(a) will be filed by amendment within 71 calendar days after the date of this Current Report on Form 8-K.

(b)         Pro Forma Financial Information

The pro forma financial information required by this Item 9.01(b) will be filed by amendment within 71 calendar days after the date of this Current Report on Form 8-K.

(d) Exhibit

10.1                        Contingent Value Rights Agreement, dated as of September 11, 2013, by and between Cubist Pharmaceuticals, Inc. and Broadridge Corporate Issuer Solutions, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cubist Pharmaceuticals, Inc.

By:	/s/ Thomas J. DesRosier
Name:	Thomas J. DesRosier
Title:	Senior Vice President, Chief Legal Officer, General Counsel and Secretary

Date: September 17, 2013

EXHIBIT INDEX

10.1                        Contingent Value Rights Agreement, dated as of September 11, 2013, by and between Cubist Pharmaceuticals, Inc. and Broadridge Corporate Issuer Solutions, Inc.